Exhibit 99.1

Redding Bancorp OTCBB: RDDB Bank of Commerce Holdings Company Press Release	For information contact: Michael C. Mayer, President & CEO Telephone (530) 224-7361 Linda J. Miles, Chief Financial Officer Telephone (530) 224-7318 www.reddingbankofcommerce.com/

For immediate release:

Redding Bancorp, Parent Company of Redding Bank of Commerce and Bank of Commerce Mortgage announces shareholder approved name change

REDDING, California, May 18, 2004/ PR Newswire— Redding Bancorp (OTCBB: RDDB), a $400 million asset financial services holding company, and parent company of Redding Bank of Commerce and Bank of Commerce Mortgage, today announced the name change of the Financial Service Holding Company from Redding Bancorp to Bank of Commerce Holdings.

“As a result of the 2004 Annual Shareholders meeting, our shareholders have voted to change the corporate name from Redding Bancorp to Bank of Commerce Holdings. The name change proves more reflective of the multiple financial holdings of the Company as well as more geographically open to expansion opportunities”, said Michael C. Mayer, President & CEO of the Company.

Coinciding with the name change the Company has filed an application with the NASDAQ National Market under the symbol BOCH. Redding Bancorp stock currently trades on the OTC Bulletin Board under the symbol RDDB. The application filing is the natural step in strategic planning for the Company’s growth. “We expect to have increased liquidity and simplified trading for our shareholders”, said Linda Miles, Chief Financial Officer.

Redding Bancorp, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce, Roseville Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982.

The Company operates two full-service banking offices of Redding Bank of Commerce in Redding, California and two full-service banking offices of Roseville Bank of Commerce, a division of the bank in Roseville and Citrus Heights, California, and an office of Bank of Commerce Mortgage in Redding, California.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk factors that may affect results”. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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